SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number:   001-14085

                           Tommy Hilfiger U.S.A., Inc.
_______________________________________________________________________________
             (Exact name of registrant as specified in its charter)

                              601 West 26th Street
                            New York, New York 10001
                            Telephone: (212) 549-6780
_______________________________________________________________________________
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             9% Senior Bonds due 2031 of Tommy Hilfiger U.S.A., Inc.
_______________________________________________________________________________
            (Title of each class of securities covered by this Form)

                                      None
_______________________________________________________________________________
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]             Rule 12h-3(b)(1)(i)       [X]
         Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)   [ ]             Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)  [ ]             Rule 12h-3(b)(2)(ii)      [ ]
                                               Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date:


     9% Senior Bonds due 2031 of Tommy Hilfiger U.S.A., Inc.               84

Pursuant to the requirements of the Securities Exchange Act of 1934, Tommy Hilfiger U.S.A., Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     Tommy Hilfiger U.S.A., Inc.


Date: June 12, 2006                  By:   /s/ Joseph Scirocco
                                          ____________________________________
                                     Name:  Joseph Scirocco
                                     Title: Chief Financial Officer, Executive
                                     Vice   President and Treasurer